Exhibit 99.1
Ralliant Reports Fourth Quarter and Full Year 2025 Results
Fourth quarter highlights
•Revenue of $555 million, up 1% year-over-year and up 5% sequentially
•Net loss of $(1.4) billion with a net loss margin of (248)%, adjusted EBITDA of $116 million with an adjusted EBITDA margin of 20.8%; Net loss included $1.4 billion non-cash goodwill impairment charge recorded in the Test & Measurement segment, mainly driven by revised expectations for the EA Elektro-Automatik business
•Diluted net loss per share of $(12.10); adjusted diluted earnings per share (“EPS”) of $0.69
•Operating cash flow of $102 million; free cash flow of $92 million
RALEIGH, N.C., February 4, 2026 - Ralliant Corporation (“Ralliant” or the “Company”) (NYSE: RAL) today announced financial results for the fourth quarter and full year of 2025.
For the fourth quarter, revenue of $555 million increased 1% year-over-year and 5% sequentially.
Net loss was $(1.4) billion or $(12.10) per diluted share, including a non-cash goodwill impairment charge of $1.4 billion recorded in the Test & Measurement segment, primarily driven by revised expectations for the EA Elektro-Automatik business. Adjusted net earnings were $79 million, resulting in adjusted diluted EPS of $0.69.
Net loss margin was (248)% and adjusted EBITDA margin was 20.8%.
“Q4 marked the third consecutive quarter of sequential revenue growth, continuing the improvement we achieved throughout a pivotal year for Ralliant,” said Tami Newcombe, President and Chief Executive Officer. “Our disciplined execution amplified by continued deployment of the Ralliant Business System drove another strong quarter, with results at or above the high end of our guidance ranges.”
Ms. Newcombe continued, “I am proud of our team’s focus and resilience as we balanced performance with the successful completion of our separation while navigating a dynamic global macroeconomic environment. Over the course of the year, we delivered on our commitments, sharpened our long‑term strategy, ramped innovation, and established guiding principles that define how we operate for our customers, shareholders, and one another. As we enter 2026, we do so with momentum, supported by strong secular tailwinds, a healthy balance sheet, and a clear set of strategic priorities that position us well to deliver on our long-term commitments.”

Fourth Quarter 2025 Segment Highlights
(All results compared with the fourth quarter of 2024 unless otherwise noted.)
Sensors & Safety Systems (S&SS)
Electric grid monitoring solutions, defense and space technologies, industrial sensors for demanding environments
•Revenue of $337 million, up 6%, and up 3% sequentially
•Operating profit of $85 million and operating profit margin of 25.1%, down 7% and down 350 basis points, respectively; sequentially operating profit decreased 6% and operating profit margin was down 250 basis points
•Adjusted EBITDA of $94 million and adjusted EBITDA margin of 28.0%, down 3% and down 280 basis points, respectively; sequentially adjusted EBITDA increased 1% and adjusted EBITDA margin was down 70 basis points
Strong secular demand across the Company’s high‑growth vectors drove revenue growth during the quarter. Utilities customers continued to invest in grid modernization and expansion initiatives, driven by electrification and data center demand. Defense & Space revenue growth was driven by robust demand and an increase in shipments while backlog continues to grow. Growth also accelerated in select areas of the Industrial Manufacturing and Other end markets. Operating profit margin and adjusted EBITDA margin declined during the quarter, primarily due to higher employee costs.
Test & Measurement (T&M)
Precision instruments and essential software and services for advanced electronics
•Revenue of $217 million, down 6%, and up 7% sequentially
•Operating loss of $1.4 billion and operating margin of (661)%, which include a $1.4 billion non-cash impairment of goodwill recorded in the Test & Measurement segment described below; the sequential decrease is not meaningful on a percentage basis as it was affected by the impairment
•Adjusted EBITDA of $35 million and adjusted EBITDA margin of 15.9%, down 21% and 310 basis points, respectively; sequentially, adjusted EBITDA increased 23% and adjusted EBITDA margin improved 200 basis points

Within the T&M segment, the year‑over‑year revenue decline was primarily attributable to the impact of a large Semiconductor customer project in prior periods. Sequentially, revenue gradually improved in Diversified Electronics and momentum continued in Communications. Operating profit margin and adjusted EBITDA margin declined during the quarter, primarily due to lower revenue and higher employee costs.
In the fourth quarter of 2025, in connection with its annual impairment testing, the Company recorded a non‑cash goodwill impairment charge of $1.4 billion related to the Test & Measurement reporting unit. The impairment was primarily driven by revised expectations for the

EA Elektro-Automatik business, reflecting slower‑than‑anticipated progression and recent reduction in industry forecasts of future electric vehicle (“EV”) adoption. The impairment charge has been excluded from the adjusted results presented in this earnings release.
Balance Sheet and Cash Flow
On a reported basis, the Company generated $102 million of cash flow from operating activities and invested $10 million in capital expenditures, resulting in free cash flow of $92 million, compared with cash flow from operating activities of $161 million and free cash flow of $147 million in the fourth quarter of 2024.
At the end of the fourth quarter, the Company had $319 million of cash and cash equivalents and $1.15 billion of total debt. In the fourth quarter, the Company paid $34 million to Fortive.
On January 29, 2026, the Board of Directors declared a quarterly cash dividend of $0.05 per share of common stock. The first quarter 2026 dividend is payable on March 23, 2026, to stockholders of record as of the close of business on March 9, 2026. In 2025, the Board of Directors approved a share repurchase authorization of $200 million, which remains fully available.
The dividend declaration and share repurchase authorization demonstrate the Company’s capacity and commitment to return capital to stockholders. The Company is focused on driving total shareholder returns through its capital allocation priorities outlined at its June 10, 2025, Investor Day. These include organic reinvestment, return of capital, and selective tuck-in acquisitions.
OUTLOOK1
First Quarter 2026
For the first quarter of 2026, Ralliant is providing the following outlook:
•Revenue: $508 to $522 million
•Adjusted EBITDA margin: 17% to 18%
•Adjusted EPS: $0.46 to $0.52
Assumptions
•Year-over-year revenue growth of 5% to 8%, including approximately 2 percentage points from FX; sequential revenue decline consistent with typical seasonality
•Adj. EBITDA margin reduction year-over-year is mostly due to higher operating expenses and investments in our growth strategy, partially offset by the benefit of operating leverage on higher revenue
1 Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted EPS, adjusted EBITDA margin, adjusted effective tax rate, or free cash flow conversion on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below for more information.

•Tariff assumptions are based on policy announcements as of January 30th, 2026; expect to continue to fully offset cost of known tariffs
•Interest expense of $16 to $18 million
•Adjusted effective tax rate of 16% to 18%
•Weighted average diluted shares outstanding of approximately 114 to 115 million
Full Year 2026
For the full year 2026, Ralliant is providing the following outlook:
•Revenue: $2.1 to $2.2 billion
•Adjusted EBITDA margin: 18% to 20%
•Adjusted EPS: $2.22 to $2.42
Assumptions
•Sequential increase in revenue each quarter consistent with typical seasonality
•Adj. EBITDA margin inclusive of ~250 bps headwind from lapping lower pre-spin operating costs; excluding this impact, implies a 40-45% incremental margin in 2026 on a like-for-like basis
•Tariff assumptions are based on policy announcements as of January 30th, 2026; expect to continue to fully offset cost of known tariffs
•Interest expense, adjusted effective tax rate, and weighted average diluted shares outstanding consistent with Q1
•Free cash flow conversion over 95% on trailing twelve-month basis, inclusive of capex at 2-3%
CONFERENCE CALL DETAILS
Ralliant will hold a conference call on Thursday, February 5, 2026, at 8:30 a.m. ET to discuss the quarterly and full year 2025 results and future outlook. The audio webcast and accompanying slide presentation will be accessible on the “Investors” section of Ralliant’s website, investors.ralliant.com, under “Events/Presentations.” A replay of the webcast will be available at the same location shortly after the conclusion of the presentation.
The conference call can be accessed by dialing 877-407-8211 within the U.S. or +1 201-389-0902 outside the U.S. a few minutes before 8:30 a.m. ET and notifying the operator that you are dialing in for Ralliant’s earnings conference call. Access to the real-time audio webcast may be found on the Ralliant Investor Relations website at investors.ralliant.com, where related materials will be posted prior to the conference call and a replay of the webcast will be available for six months following the conference call.

ABOUT RALLIANT
Ralliant is a global provider of precision technologies that specializes in designing, developing, manufacturing and servicing precision instruments and highly engineered products. Ralliant’s two strategic reporting segments — Test & Measurement and Sensors & Safety Systems — include well-known brands with leading positions in their markets. The Company’s businesses empower engineers with precision technologies essential for breakthrough innovation that brings advanced technologies to the market faster and more efficiently. With over 150 years of operating experience and enduring customer trust, we are known for delivering innovative, high-quality products with the precision that mission-critical systems demand. Ralliant is headquartered in Raleigh, North Carolina, and employs a team of approximately 7,000 research and development, manufacturing, sales, distribution, service and administrative employees. The Company’s global footprint enables a unique 'engineer to engineer' approach, which allows it to build enduring trust, credibility, and partnerships with customers across both Fortune 1000 companies and next generation start-up enterprises. With a culture rooted in continuous improvement, the core of the Company’s operating model is the Ralliant Business System. For more information please visit: www.ralliant.com.
NON-GAAP FINANCIAL MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this earnings release also references “adjusted net earnings,” “adjusted EPS,” “adjusted EBITDA” (including segment adjusted EBITDA), “adjusted EBITDA margin” (including segment adjusted EBITDA margin), “free cash flow,” “free cash flow conversion,” and “adjusted effective tax rate,” which are non-GAAP financial measures. The reasons why we believe these measures, when used in conjunction with the most directly GAAP financial measures, provide useful information to investors, how management uses such non-GAAP financial measures, reconciliations of certain of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below. Such non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures but should instead be read in conjunction with the GAAP financial measures. The non-GAAP financial measures used by Ralliant in this earnings release may be different from similarly-titled non-GAAP measures used by other companies.
FORWARD-LOOKING STATEMENTS
Certain statements included in this earnings release are “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than historical factual information are forward-looking statements, including, without limitation, statements regarding: anticipated financial results, outlook or guidance, assumptions underlying such outlook or guidance (including the effects of tariffs and our ability to offset them, the effects of seasonality on our business, and impacts from changes in incentive compensation); cash flows, the Company’s liquidity position or other financial measures; management’s plans and strategies for future operations and growth, including statements relating to anticipated operating performance, cost reductions and savings initiatives, restructuring activities, new product and service developments, customer demand, competitive strengths or market position, acquisitions, divestitures, strategic opportunities, shareholder value creation, capital allocation priorities, stock repurchases and dividends; the effects of the separation from Fortive on the Company; growth, declines and other trends in markets the Company sells into, including the expected impact of trade and tariff policies and impacts from changes in EV demand; changes in government contracting requirements and federal spending; new or modified laws, regulations and accounting pronouncements; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; tax rates, tax provisions, and the impact of changes to tax laws; general economic and capital markets conditions, including expected impact of inflation or interest rate changes; impact of geopolitical events and other hostilities; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that the Company intends or believes will or may occur in the future.
Terminology such as “believe”, “expect”, “anticipate”, “forecast”, “positioned”, “intend”, “plan”, “project”, “estimate”, “grow”, “will”, “should”, “could”, “would”, “may”, “strategy”, “opportunity”, “possible”, “potential”, “outlook”, “assumptions”, “target”, and “guidance” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by management of the Company in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Cautionary Statement Concerning Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Information Statement filed as an exhibit to the Company’s Form 10-12B/A with the U.S. Securities and Exchange Commission (the “SEC”) on May 28, 2025, and under “Information Relating to Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2025 and Annual Report on Form 10-K for the year ended December 31, 2025 to be filed later with the SEC (the Company’s “Annual Report on Form 10-K”).
Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by the Company’s forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the document or other communication in which they are made (or such earlier date as may be specified in such statement). Ralliant assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
All fourth quarter and full year 2025 financial information in this earnings release is preliminary, based on the Company’s estimates and subject to completion of financial closing procedures. Final results for the full year, which will be reported in the Company’s Annual Report on Form 10-K, may vary from the information in this earnings release. In particular, until its financial statements are issued in the Annual Report on Form 10-K, the Company may be required to recognize certain subsequent events (such as in connection with contingencies or the realization of assets) which could affect the Company’s final results.

INVESTOR CONTACT	MEDIA CONTACT
Nathan McCurren	Alvenia Scarborough
Vice President, Investor Relations	Vice President, Communications
Ralliant Corporation	Ralliant Corporation
Investors@ralliant.com	Communications@ralliant.com
Source: Ralliant Corporation

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Sales	$554.6	$548.1	$2,068.8	$2,154.7
Cost of sales	(274.6)	(266.3)	(1,028.5)	(1,042.6)
Gross profit	280.0	281.8	1,040.3	1,112.1
Operating costs:
Selling, general, and administrative	(163.2)	(137.6)	(616.6)	(552.1)
Research and development	(42.9)	(42.0)	(165.0)	(163.5)
Gain on sale of property	—	—	—	63.1
Goodwill impairment	(1,441.7)	—	(1,441.7)	—
Operating (loss) profit	(1,367.8)	102.2	(1,183.0)	459.6
Non-operating expense, net:
Interest expense, net	(16.0)	—	(32.3)	—
Loss from divestiture	—	—	—	(25.6)
Other non-operating expenses, net	—	(0.5)	(1.1)	(1.4)
(Loss) earnings before income taxes	(1,383.8)	101.7	(1,216.4)	432.6
Income tax benefit (expense)	9.9	(19.0)	(6.1)	(78.0)
Net (loss) earnings	$(1,373.9)	$82.7	$(1,222.5)	$354.6

Net (loss) earnings per share:
Basic	$(12.17)	$0.73	$(10.84)	$3.15
Diluted	$(12.10)	$0.73	$(10.78)	$3.15
Average common stock and common equivalent shares outstanding:
Basic	112.9	112.7	112.8	112.7
Diluted	113.6	112.7	113.4	112.7
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-K financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
($ in millions) (Unaudited)

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Sales:
Test and measurement	$217.4	$230.4	$801.5	$937.5
Sensors and safety systems	337.2	317.7	1,267.3	1,217.2
Total	$554.6	$548.1	$2,068.8	$2,154.7

Operating (loss) profit:
Test and measurement	$(1,437.6)	$11.2	$(1,465.4)	$122.8
Sensors and safety systems	84.6	91.0	341.1	336.8
Unallocated corporate costs and other (a)	(14.8)	—	(58.7)	—
Total	$(1,367.8)	$102.2	$(1,183.0)	$459.6

Operating (loss) profit margins:
Test and measurement	(661.3)%	4.9%	(182.8)%	13.1%
Sensors and safety systems	25.1%	28.6%	26.9%	27.7%
Total	(246.6)%	18.6%	(57.2)%	21.3%
(a) Amounts primarily related to the stock-based compensation modification and standalone public company costs
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-K financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED BALANCE SHEETS
($ and shares in millions, except per share amounts) (Unaudited)

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash and equivalents	$318.8	$—
Accounts receivable less allowance for credit losses of $7.8 and $11.3, respectively	285.3	293.8
Inventories, net	301.6	282.9
Prepaid expenses and other current assets	70.4	41.9
Total current assets	976.1	618.6
Property, plant, and equipment, net	214.2	200.2
Other assets	163.7	151.0
Goodwill	1,672.4	2,940.0
Other intangible assets, net	795.2	809.6
Total assets	$3,821.6	$4,719.4

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$530.4	$—
Trade accounts payable	263.7	254.6
Accrued expenses and other current liabilities	365.6	279.1
Total current liabilities	1,159.7	533.7
Long-term debt	618.4	—
Other long-term liabilities	409.2	422.9
Equity	1,634.3	3,762.8
Total liabilities and equity	$3,821.6	$4,719.4
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-K financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions) (Unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net (loss) earnings	$(1,222.5)	$354.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Goodwill Impairment	1,441.7	—
Amortization	86.9	84.0
Depreciation	28.6	29.0
Stock-based compensation	56.2	24.5
Gain on sale of property	—	(63.1)
Loss from divestiture	—	25.6
Change in operating assets and liabilities	6.7	(0.1)
Net cash provided by operating activities	397.6	454.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(39.2)	(34.3)
Proceeds from sale of property	1.5	60.2
Cash paid for acquisitions, net of cash received	—	(1,718.2)
Cash infusion into divestiture	—	(14.0)
All other investing activities	—	(1.0)
Net cash used in investing activities	(37.7)	(1,707.3)

Cash flows from financing activities:
Net proceeds from borrowings	1,146.8	—
Consideration paid to Former Parent in connection with separation	(1,150.0)	—
All other financing activities	(51.5)	1,261.1
Net cash (used in) provided by financing activities	(54.7)	1,261.1

Effect of exchange rate changes on cash and equivalents	13.6	(8.3)
Net change in cash and equivalents	318.8	—
Beginning balance of cash and equivalents	—	—
Ending balance of cash and equivalents	$318.8	$—
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-K financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
AND OTHER INFORMATION
This earnings release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP below. Management believes that each of the non-GAAP financial measures described below provide useful information to investors by reflecting additional ways of viewing aspects of the operations of Ralliant Corporation (“Ralliant”, the “Company”, “its”, or “their”), that when reconciled to the corresponding most directly comparable GAAP measure, help its investors to understand the long-term profitability trends of its business, and facilitate comparisons of its operational performance and profitability to prior and future periods and to its peers.
These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted diluted net earnings per share (“EPS”), adjusted earnings before income taxes, interest, depreciation, and amortization (“EBITDA”) margin, adjusted effective tax rate, or free cash flow conversion on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. These items are uncertain, depend on various factors and may have a substantial and unpredictable impact on the Company’s GAAP results.
Adjusted net earnings, adjusted diluted EPS, adjusted EBITDA (including segment adjusted EBITDA), and adjusted EBITDA margin (including segment adjusted EBITDA margin)
Ralliant discloses the non-GAAP measures of historical adjusted net earnings, historical adjusted diluted EPS, historical adjusted EBITDA (including historical segment adjusted EBITDA), and historical adjusted EBITDA margin (including historical segment adjusted EBITDA margin) which to the extent applicable, makes the following adjustments to the most comparable GAAP measures:
•Excluding on a pretax basis goodwill impairment;
•Excluding on a pretax basis amortization of acquisition related intangible assets;
•Excluding on a pretax basis acquisition and divestiture related adjustments and costs;
•Excluding on a pretax basis the costs incurred pursuant to discrete restructuring plans that are fundamentally different from ongoing productivity improvements in terms of the size, strategic nature, planning requirements and the inconsistent frequency of such plans as well as the associated macroeconomic drivers which underlie such plans (the “Discrete Restructuring Charges”);
•Excluding on a pretax basis stock-based compensation modification in the third quarter of 2025; and
•Excluding on a pretax basis separation costs.
In addition, with respect to the non-GAAP measures of historical adjusted net earnings and historical adjusted diluted net earnings per share, Ralliant makes the following adjustments to GAAP net earnings and GAAP diluted net EPS:
•Excluding the tax effect (to the extent tax deductible) of the pretax adjustments noted above. The tax effect of such adjustments was calculated by applying the overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). The Company expects to apply the overall estimated effective tax rate to each adjustment going forward; and

•Excluding the discrete tax adjustment related to the impact of the repricing of deferred tax balances due to an enacted reduction in the German corporate tax rate as well as the discrete tax adjustment related to the goodwill impairment impact on the associated deferred tax balances. These items are considered to be one time in nature and therefore considered to be non-GAAP adjustments in 2025.
Goodwill Impairment
In the fourth quarter of 2025, in connection with its annual impairment testing, the Company recorded an impairment charge to the Test & Measurement reporting unit goodwill of $1.4 billion primarily driven by revised expectations for the EA Elektro-Automatik business, reflecting slower‑than‑anticipated progression and recent reduction in industry forecasts of future EV adoption. The non-cash impairment charge is excluded from adjusted results as management believes the adjusted measure provides useful insight to investors for evaluating the ongoing operations of the business.
Amortization of Acquisition Related Intangible Assets
As a result of Ralliant’s acquisition activity, there was significant amortization expense associated with definite-lived intangible assets. The Company excludes the amortization expense of acquisition related intangible assets incurred in each period, and impairment charges incurred, if any. Management believes that this adjustment provides investors with additional insight into the Company’s operational performance and profitability as such impacts are not related to its organic business performance.
Acquisition and Divestiture Related Adjustments and Costs
While Ralliant has a history of acquisition and divestiture activity, the Company does not acquire and divest businesses or assets on a predictable cycle. The amount of an acquisition’s purchase price allocated to inventory fair value adjustments are unique to each acquisition and can vary significantly from acquisition to acquisition. In addition, transaction costs, which include acquisition, divestiture, integration, and restructuring costs related to completed or announced transactions, and the non-recurring gains on divestitures of businesses or assets are unique to each transaction and are impacted from period to period depending on the number of acquisitions or divestitures evaluated, pending, or completed during such period, and the complexity of such transactions. The Company adjusts for transaction costs, acquisition related fair value adjustments to inventory, integration costs, and corresponding restructuring charges related to acquisitions, in each case, incurred in a given period.
Discrete Restructuring Charges
Ralliant excludes costs incurred pursuant to discrete restructuring plans that are fundamentally different in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy, or capital markets from the ongoing productivity improvements that result from application of the Ralliant Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of business and management believes are not indicative of ongoing operating costs in a given period, the Company excludes these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in acquisition and divestiture related items.
Stock-Based Compensation Modification
In connection with the separation from Fortive, Ralliant established the Ralliant Corporation 2025 Stock Incentive Plan (the “Ralliant Stock Plan”). The outstanding equity awards of Fortive held by Ralliant employees were replaced with awards of Ralliant common stock under the Ralliant Stock Plan using a conversion factor using Fortive’s pre-spin close price and Ralliant’s three-day volume-weighted average price as of July 2, 2025. The three-day volume-weighted average price was used to maintain the economic value before and after the separation date using the ratio of the Ralliant common stock fair market value relative to the Fortive common stock fair market value prior to the separation. The one-time incremental stock-based compensation expense recorded as a result of this equity award conversion was therefore considered to be a non-GAAP adjustment in the third quarter of 2025.

Separation Costs
Ralliant became a standalone public company in the third quarter and incurred incremental recurring and non-recurring charges as a result of the separation from Fortive. The Company performed an analysis to determine the split between recurring and non-recurring and have only recorded the non-recurring charges as a non-GAAP adjustment in the third quarter. These charges included equity plan payments due to the dissolution of such plans as a result of the separation, retention bonuses to certain employees, disentanglement expenses resulting from the separation, and certain audit, tax, and legal services.
Free Cash Flow and Free Cash Flow Conversion
Ralliant uses the term “free cash flow” when referring to net cash provided by operating activities calculated according to GAAP less payments for capital expenditures. Ralliant uses the term “free cash flow conversion” when referring to free cash flow divided by adjusted net earnings.

Management believes that such non-GAAP measures provide useful information to investors in assessing the Company’s ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay its debt obligations. However, it should be noted that free cash flow and free cash flow conversion as liquidity measures have material limitations because they exclude certain expenditures that are required or that the Company has committed to, such as debt service requirements and other non-discretionary expenditures. Such non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the most directly comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share (Unaudited)

	Three Months Ended
($ in millions, except per share amounts)	December 31, 2025		September 26, 2025		December 31, 2024
		Per share values		Per share values		Per share values
Net (loss) earnings and net diluted (loss) earnings per share (GAAP)	$(1,373.9)	$(12.10)	$39.9	$0.35	$82.7	$0.73
Goodwill impairment	1,441.7	12.69	—	—	—	—
Amortization of acquisition related intangible assets	22.2	0.20	22.5	0.20	20.8	0.18
Acquisition and divestiture related adjustments and costs	—	—	—	—	3.9	0.03
Discrete restructuring charges	9.0	0.08	3.1	0.03	9.1	0.08
Stock-based compensation modification	—	—	22.4	0.20	—	—
Separation costs	2.6	0.02	0.9	0.01	—	—
Tax effect of the adjustments reflected above	(5.6)	(0.05)	(7.9)	(0.07)	(9.0)	(0.08)
Discrete tax adjustments	(17.5)	(0.15)	(12.4)	(0.11)	—	—
Adjusted net earnings and adjusted diluted net earnings per share (Non-GAAP)	$78.5	$0.69	$68.5	$0.60	$107.5	$0.95

Average common diluted stock outstanding (shares in millions)		113.6		113.4		112.7
The sum of the components of adjusted diluted net earnings per share may not equal due to rounding.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share (Unaudited)

	Year Ended
($ in millions, except per share amounts)	December 31, 2025
		Per share values
Net loss and net diluted loss per share (GAAP)	$(1,222.5)	$(10.78)
Goodwill impairment	1,441.7	12.71
Amortization of acquisition related intangible assets	86.9	0.77
Acquisition and divestiture related adjustments and costs	2.4	0.02
Discrete restructuring charges	13.0	0.11
Fortive corporate allocations	10.1	0.09
Stock-based compensation modification	22.4	0.20
Separation costs	3.5	0.03
Tax effect of the adjustments reflected above	(22.4)	(0.20)
Discrete tax adjustments	(29.8)	(0.26)
Adjusted net earnings and adjusted diluted net earnings per share (Non-GAAP)	$305.3	$2.69

Average common diluted stock outstanding (shares in millions)		113.4
The sum of the components of adjusted diluted net earnings per share may not equal due to rounding.

Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
($ in millions)	December 31, 2025	September 26, 2025	December 31, 2024
Revenue (GAAP)	$554.6	$529.1	$548.1

Net (loss) earnings (GAAP)	$(1,373.9)	$39.9	$82.7
Interest expense, net	16.0	16.3	—
Income tax (benefit) expense	(9.9)	(4.7)	19.0
Depreciation	7.8	7.5	6.1
Amortization	22.2	22.5	20.8
EBITDA (Non-GAAP)	(1,337.8)	81.5	128.6
Goodwill impairment	1,441.7	—	—
Stock-based compensation modification	—	22.4	—
Acquisition and divestiture related adjustments and costs	—	—	3.9
Discrete restructuring charges	9.0	3.1	9.1
Separation costs	2.6	0.9	—
Adjusted EBITDA (Non-GAAP)	$115.5	$107.9	$141.5

Net (loss) earnings margin (GAAP)	(247.7)%	7.5%	15.1%
Adjusted EBITDA margin (Non-GAAP)	20.8%	20.4%	25.8%
The sum of the components of adjusted EBITDA may not equal due to rounding.

Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited)

Year Ended
($ in millions)	December 31, 2025
Revenue (GAAP)	$2,068.8

Net loss (GAAP)	$(1,222.5)
Interest expense, net	32.3
Income tax expense	6.1
Depreciation	28.6
Amortization	86.9
EBITDA (Non-GAAP)	(1,068.6)
Goodwill impairment	1,441.7
Stock-based compensation modification	22.4
Acquisition and divestiture related adjustments and costs	2.4
Discrete restructuring charges	13.0
Separation costs	3.5
Fortive corporate allocations	10.1
Adjusted EBITDA (Non-GAAP)	$424.5

Net loss margin (GAAP)	(59.1)%
Adjusted EBITDA margin (Non-GAAP)	20.5%
The sum of the components of adjusted EBITDA may not equal due to rounding.

Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
	December 31, 2025			September 26, 2025			December 31, 2024
($ in millions)	Test and Measurement	Sensors and Safety Systems	Unallocated Corporate Costs and Other (a)	Test and Measurement	Sensors and Safety Systems	Unallocated Corporate Costs and Other (a)	Test and Measurement	Sensors and Safety Systems	Unallocated Corporate Costs and Other
Revenue (GAAP)	$217.4	$337.2	$—	$203.1	$326.0	$—	$230.4	$317.7	$—

Operating (loss) profit (GAAP)	$(1,437.6)	$84.6	$(14.8)	$(1.7)	$90.1	$(36.4)	$11.2	$91.0	$—
Goodwill Impairment	1,441.7	—	—	—	—	—	—	—	—
Amortization of acquisition-related intangible assets	21.9	0.3	—	22.0	0.5	—	20.2	0.6	—
Acquisition related adjustments and costs	—	—	—	—	—	—	4.0	(0.1)	—
Discrete restructuring charges	3.1	5.9	—	3.1	—	—	5.5	3.6	—
Stock-based compensation modification	—	—	—	—	—	22.4	—	—	—
Separation costs	0.5	0.3	1.8	0.4	0.1	0.4	—	—	—
Depreciation	4.9	3.2	(0.3)	4.2	2.9	0.4	3.1	2.9	—
Other	—	0.1	(0.1)	—	—	(0.5)	(0.2)	(0.3)	—
Adjusted EBITDA (Non-GAAP)	$34.5	$94.4	$(13.4)	$28.1	$93.6	$(13.8)	$43.8	$97.7	$—

Operating (loss) profit margin (GAAP)	(661.3)%	25.1%		(0.8)%	27.6%		4.9%	28.6%
Adjusted EBITDA margin (Non-GAAP)	15.9%	28.0%		13.9%	28.7%		19.0%	30.8%
(a) Amounts primarily related to the stock-based compensation modification and standalone public company costs.
The sum of the components of adjusted EBITDA may not equal due to rounding.

Free Cash Flow (Unaudited)

	Three Months Ended
($ in millions)	December 31, 2025	December 31, 2024
Operating cash flows (GAAP)	$101.6	$160.9
Less: Purchases of property, plant & equipment (capital expenditures) (GAAP)	(10.0)	(14.4)
Free cash flow (Non-GAAP)	$91.6	$146.5